BENTLEY SECURITIES CORPORATION
101 Park Avenue
22nd Floor
New York, New York 10178
www.bentleylp.com
___________________

Tel: (212) 972-8700
Fax: (212) 972-1820

November 11, 2005

Opticon Systems,Inc.
15950 North Dallas Parkway
Dallas, TX 75248
Attn: Mr. John M. Batton
President

Gentlemen:

This letter agreement (the “Agreement”) confirms the engagement of Bentley Securities Corporation, and its affiliates ("Bentley") by Opticon Systems, Inc. and its subsidiaries and any affiliates created for the purposes of effecting a Financing (the “Company”) to act as exclusive financial advisor and placement agent (the “Engagement”) to use its best efforts to arrange equity capital or such other form of financing or commitments for financing as the Company deems appropriate (the “Financing” or the “Financing Commitment”) for the purpose of providing expansion capital for the Company to complete development of its fiber optic management suite of solutions. The Financing or Financing Commitment could be effected in various legal structures, including but not limited to a development fund, a partnership, an investment in a current or to-be-formed subsidiary or affiliate of the Company, or other structures. Bentley will seek such financing or financing commitments from institutional investors. For the purpose of this Agreement, the term Financing or Financing Commitment refers to any Financing whether effected in one transaction or in a series of transactions. In the event the Company is combined with another entity (whether by merger, consolidation, reorganization or otherwise), the new entity shall assume the obligations of the Company under this Agreement.

Bentley’s role as financial advisor shall include (but is not limited to): (i) performing additional work to gain a more complete understanding of the Company with particular attention to the assumptions underlying its financial projections in order to represent the Company effectively in discussions with prospective investors; (ii) assisting the Company in the preparation of its Information Memorandum to be used in presenting the Company’s investment opportunity to prospective investors; (iii) identifying, contacting and where it deems appropriate, introducing the Company to potential investors for the Company; (iv) participating with and on behalf of the Company in meetings and subsequent negotiations with interested investors; (v)   providing assistance and advice with respect to negotiating with all parties involved in a Financing including reviewing the preliminary and final documentation relating to such Transaction and (vi) assisting in the closing of a Financing.

The Company will furnish Bentley with such information as Bentley believes appropriate to its assignment under this Agreement (all such information so furnished being the "Information"). The Company recognizes and confirms that Bentley: (i) will be using and relying primarily on the Information furnished to it by the Company in connection with Bentley's activities hereunder and on information from generally recognized public sources without having independently verified same and (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information.

The term of Bentley’s engagement hereunder (the “Engagement Period”) shall extend for six months commencing with the signing of this Agreement and will be extended automatically unless terminated in writing. In the event that the Company (subject to earlier termination as provided below), closes a Financing or Financing Commitment within eighteen (18) months after terminating this Engagement ( the “tail period”) with any Investor in connection with the Financing then, the Company agrees to pay Bentley the fees described below. The term “Investor(s)” is defined to mean (i) any Investor for whom Bentley has performed services relating to the Financing or Financing Commitment; (ii) any Investor introduced by Bentley to the Company for whom Bentley has performed services relating to the Financing or Financing Commitment; and (iii) any party formed or affiliated with such Investor(s). A schedule will be furnished to the Company by Bentley upon the termination of this agreement containing the names of all Investors for whom the tail period applies.

Bentley’s services hereunder may be terminated by the Company or Bentley any time after three months from the date hereof without liability or continuing obligation to the Company or Bentley (except for any compensation earned, obligations under the “tail period” provisions and expenses incurred by us to the date of termination) provided that the indemnity provisions will remain operative regardless of any such termination and provided that the party terminating shall give fifteen days written notice of its intention to terminate.

As compensation for Bentley's services as financial advisor, the Company agrees to pay Bentley: (i) upon signing of this Agreement, a non-refundable retainer of 10,000 warrants (the “Warrants” ) at $1.10/warrant for the first month of the Engagement and thereafter 10,000 warrants per month at $1.10/warrant for months two and three, and 6,000 warrants per month at $1.10/warrant for months four through six; (ii) at a closing of a Financing or Financing Commitment, a success fee in cash equal to six and one half percent (6.5%)of the total gross Financing Commitment.

In the event of an alternative transaction, e.g. a sale of control, a merger, consolidation or sale of a majority of the assets of the Company (an “Alternate Transaction”) with any third party (the “Third Party”), introduced to the Company by Bentley, in lieu of the Financing or Financing Commitment contemplated by this Agreement, pursuant to an agreement executed by the Company and the Third Party during the Engagement Period (or during the tail period with any third party introduced by Bentley to the Company during the Engagement Period), then Bentley shall receive a contingent fee (an “Alternate Transaction Fee”) no later than the closing of the Alternate Transaction. The Alternate Transaction Fee will be a sum of cash equal to three percent (3%) of the enterprise value of the Company, as determined by, and just prior to, the Alternate Transaction.

In addition, the Company agrees to promptly reimburse Bentley for its out-of-pocket expenses incurred in connection with Bentley's activities under the Agreement. Bentley shall not incur expenses under the Agreement without the prior approval of the Company.

Bentley will act under the Agreement as an independent contractor with duties solely to the Company. Because Bentley will be acting in this capacity, it requires that the Company enter into an Indemnification Agreement, which is attached hereto as Schedule I.

This Agreement supersedes all prior agreements and understandings, oral or written, between the parties, and will extend to and bind their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If the foregoing accurately reflects the understanding between us, please evidence your agreement by executing and returning to the undersigned the enclosed copy of this Agreement.

Sincerely,

BENTLEY SECURITIES CORPORATION

By:

Thomas S. Keating
Managing Director

Accepted and Agreed:

OPTICON SYSTEMS, INC.

By:

Mr. John M. Batton
President

Schedule I
Indemnification Agreement

November 11 , 2005

Bentley Securities Corporation
101 Park Avenue
22nd Floor
New York, NY 10178

Gentlemen:

In connection with the engagement of Bentley Securities Corporation ("Bentley") to advise and assist us with the matters set forth in the Agreement dated November 11, 2005 between us and Bentley, we hereby agree to indemnify and hold harmless Bentley, its affiliated companies including Bentley Associates LP, and each of Bentley's and such affiliated companies' respective officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933) (each of the foregoing, including Bentley, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), actions (including actions brought by us or our equity holders or derivative actions brought by any person claiming through us or in our name), proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of such engagement or any Indemnified Person's role therein; provided, however, that we shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without our consent, which consent shall not be unreasonably withheld, or (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person seeking Indemnification. In connection with our obligation to indemnify for expenses as set forth above, we further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified Person is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Person. We hereby also agree that neither Bentley nor any other Indemnified Person shall have any Liability to us (or anyone claiming through us or in our name) in connection with Bentley's engagement by us except to the extent that such Indemnified Person has engaged in willful misconduct, acted in bad faith or been grossly negligent.

Promptly after Bentley receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, Bentley will notify us thereof; but the omission so to notify us shall not relieve us from any obligation hereunder unless, and only to the extent that, such omission results in our forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Person, we shall, upon written notice given reasonably promptly following your notice to us of such action or proceeding, be entitled to assume the defense thereof at our expense with counsel chosen by us and reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at our expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to us, or (ii) a conflict or potential conflict exists between us and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall we be required to pay fees and expenses under this indemnity for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. We agree that we will not, without the prior written consent of Bentley, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by Bentley's engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Bentley and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding.

If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any Liabilities (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Person), then we agree in lieu of indemnifying such Indemnified Person, to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by us on the one hand and by such Indemnified Person on the other from the transactions in connection with which Bentley has been engaged. If the allocation provided in the preceding sentence is not permitted by applicable law or as a result of a final judicial determination of willful misconduct, bad faith or gross negligence, then we agree to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits referred to in such preceding sentence but also the relative fault of us and of such Indemnified Person. Notwithstanding the foregoing, in no event shall the aggregate amount contributed by the Indemnified Person taking into account our contributions as described above exceed the amount of fees actually received by Bentley pursuant to such engagement. The relative benefits received or sought to be received by us on the one hand and by Bentley on the other shall be deemed to be in the same proportion as (a) the total value of the transactions with respect to which Bentley has been engaged bears to (b) the fees paid or payable to Bentley with respect to such engagement

The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state. We hereby consent, solely for the purpose of allowing an indemnified person to enforce its rights hereunder, to personal jurisdiction and service and venue in any court in which any claim for which indemnification may be sought hereunder is brought against Bentley or any other indemnified person.

Bentley and we also hereby irrevocably waive any right Bentley and we may have to a trial by jury in respect of any claim based upon or arising out of this agreement or the transactions contemplated hereby. This agreement may not be amended or otherwise modified except by an instrument signed by both Bentley and us. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this agreement, which shall remain in full force and effect. If there is more than one indemnitor hereunder, each indemnifying person agrees that its liabilities hereunder shall be joint and several.

The foregoing Indemnification agreement shall remain in effect indefinitely, notwithstanding any termination of Bentley's engagement.

Sincerely,

OPTICON SYSTEMS, INC.

By:

Mr. John M. Batton
President

Acknowledged and Agreed to:

BENTLEY SECURITIES CORPORATION

By:

Thomas S. Keating
Managing Director